FOR IMMEDIATE RELEASE                                            Exhinit 99.2

Contact               Media                              Financial
(703) 821-3000        Penelope Longbottom                Margaret E. Grayson
www.spacehab.com      VP Corporate Communications        VP Finance and CFO



                SPACEHAB Completes Over-allotment Option Closing

Vienna, Virginia (October 22, 1997) - As previously reported, SPACEHAB, Inc. (Nasdaq:SPAB) has completed an offering of $55 million of 8% Convertible Subordinated Notes due 2007. SPACEHAB today announced that in connection with that offering, the over-allotment option for an additional $8,250,000 of 8% Convertible Subordinated Notes due 2007, has been exercised and the sale has been completed.

The notes were offered and sold in transactions exempt from registration under the Securities Act of 1933. This announcement is a matter of record only.

SPACEHAB, Inc. with its ASTROTECH subsidiary, is the world's leading provider of commercial payload processing services for both unmanned and astronaut-tended payloads. SPACEHAB is the first company to commercially develop, own and operate habitable modules that provide space-based laboratory facilities and logistics resupply services aboard the U.S. Space Shuttles to support people living and working in space.